SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549





                                 FORM 8-K

                              CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): January 16, 2001



                        Federal Signal Corporation
          (Exact name of registrant as specified in its charter)


 Delaware                           0-693                      36-1063330

(State or other jurisdicton     (Commission File            (IRS Employer
  of incorporation)                 Number)                  Identification No.)


              1415 W. 22nd Street, Oak Brook,Illinois        60523
              (Address of principal executive offices)     (Zip Code)


                            (630) 954-2000
          (Registrant's telephone number, including area code)

Item 9.  Regulation FD Disclosure


Oak Brook, Illinois, January 16, 2001 -- Federal Signal Corporation, confirming previous guidance, continues to expect fourth quarter 2000 earnings per share from continuing operations of $.28 before restructuring charges and before the effect of a change in accounting method. Similarly, for the full year, earnings per share from continuing operations is still estimated at $1.30 before restructuring charges. The company is also reiterating its previous broad guidance for the year 2001 - earnings per share from continuing operations of $1.50 to $1.65 - and as previously announced, will have additional comment about the 2001 outlook at its upcoming conference call.

      Industrial/commercial    markets    remain    slow   while   the   overall
municipal-related markets remain healthy, particularly in the Fire Rescue Group and the Environmental Products Group.

      The company will host a conference call on Thursday, January 25, 2001 at 3:30 p.m. Eastern Time to highlight results of the fourth quarter as well as full year 2000, and to discuss the company's outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal's website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least 15 minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Friday, February 2, 2001.

      Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.



                                           SIGNATURES



                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  FEDERAL SIGNAL CORPORATION



      Dated:  January 16, 2001                    By:  /s/ Joseph J. Ross

                                                   Joseph J Ross
                                                   Chariman, President
                                                   and Chief Executive Officer